Exhibit 3.1.45

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OSI OUTSOURCING SERVICES INTERNATIONAL, INC.

(a Wisconsin Corporation)

OSI Outsourcing Services International, Inc., a business corporation organized and existing under the laws of the State of Wisconsin (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is: OSI Outsourcing Services International, Inc.

2. The Articles of Incorporation of the Corporation were filed with the office of the Wisconsin Department of Financial Institutions on May 13, 1993, under the name Payco-RKM, Inc.

3. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended so as henceforth to read as set forth in the Amended and Restated Articles of Incorporation annexed hereto as Exhibit A and made a part hereof.

4. The Amended and Restated Articles of Incorporation of the Corporation were duly adopted by the Board of Directors and sole shareholder on April 14, 2008 in accordance with Sections 180.1003 and 180.1004 of the Wisconsin Statutes, and supercede and take the place of the existing Articles of Incorporation and any amendments thereto.

5. The Amended and Restated Articles of Incorporation contains amendments to the Articles of Incorporation of the Corporation requiring shareholder approval.

6. The Amended and Restated Articles of Incorporation does not provide for an exchange, reclassification or cancellation of issued shares.

7. The number of shares outstanding at the time of the adoption of the amendment was 1,000 shares of Common Stock. The total number of shares entitled to vote thereon was 1,000 shares of Common Stock.

The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
-1,000 -	-0-

The undersigned hereby affirms that the facts stated above are true and correct and has executed this Amended and Restated Articles of Incorporation this 28th day of April, 2008.

OSI OUTSOURCING SERVICES INTERNATIONAL, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary

**This document was not executed in Wisconsin**

This document was drafted by Kathleen Kirchner.

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OSI OUTSOURCING SERVICES INTERNATIONAL, INC.

FIRST: The name of the Corporation is OSI Outsourcing Services International, Inc. (the “Corporation”).

SECOND: The Corporation is organized under Chapter 180 of the Wisconsin Statutes.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wisconsin Business Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,000 shares of Common Stock, without par value.

FIFTH: The name of the registered agent is: CT Corporation System

SIXTH: The street address of the registered agent is:

8040 Excelsior Drive, Suite 200

Madison, Wisconsin 53717

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Wisconsin, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, except as specifically stated therein.

EIGHTH: The election of directors need not be by written ballot, unless the bylaws of the Corporation shall so provide.